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                          INVESTMENT ADVISORY AGREEMENT
                          -----------------------------

     AGREEMENT made this 23rd day of October, 2003 by and between Morgan Stanley Institutional Liquidity Funds, a Massachusetts business Trust (the "Trust"), and Morgan Stanley Investment Management Inc., a Delaware corporation (the "Adviser").

1. DUTIES OF ADVISER. The Trust hereby appoints the Adviser to act as investment adviser to the Trust's Prime Portfolio, Money Market Portfolio, Government Portfolio, Government Securities Portfolio, Treasury Portfolio, Treasury Securities Portfolio and Tax-Exempt Portfolio and such other portfolios as may be offered by the Trust (collectively, the "Portfolios"), for the period and on such terms set forth in this Agreement. The Trust employs the Adviser to manage the investment and reinvestment of the assets of the Trust's Portfolios, to continuously review, supervise and administer the investment program of each of the Portfolios, to determine in its discretion the securities to be purchased or sold and the portion of each such Portfolio's assets to be held uninvested, to provide the Trust with records concerning the Adviser's activities which the Trust is required to maintain, and to render regular reports to the Trust's officers and Board of Trustees concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the Board of Trustees of the Trust, and in compliance with the objectives, policies and limitations set forth in the Trust's prospectus and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.

2. PORTFOLIO TRANSACTIONS. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for each of the Trust's Portfolios and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein. Unless and until otherwise directed by the Board of Trustees of the Trust, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the accounts that it exercises investment discretion over. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. The Adviser will promptly communicate to the officers and Trustees of the Trust such information relating to portfolio transactions as they may reasonably request.

3. COMPENSATION OF THE ADVISER. For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the Trust shall pay to the Adviser monthly compensation calculated daily by applying the annual rate of 0.15% to each Portfolio's average daily net assets.

4. In the event of termination of this Agreement, the fee provided in this Section shall be computed on the basis of the period ending on the last business day on which this

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Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal quarter as a percentage of the total number of days in such quarter.

5. OTHER SERVICES. At the request of the Trust, the Adviser in its discretion may make available to the Trust office facilities, equipment, personnel and other services. Such office facilities, equipment, personnel and services shall be provided for or rendered by the Adviser and billed to the Trust at the Adviser's cost.

6. REPORTS. The Trust and the Adviser agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.

7. STATUS OF ADVISER. The services of the Adviser to the Trust are not to be deemed exclusive, and the Adviser shall be free to render similar services to others.

8. LIABILITY OF ADVISER. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act of 1940, as amended ("1940 Act"), the Adviser shall not be subject to any liability whatsoever to the Trust, or to any shareholder of the Trust, for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of any Portfolio of the Trust.

9. PERMISSIBLE INTERESTS. Subject to and in accordance with the Declaration of Trust of the Trust and the Certificate of Incorporation of the Adviser, Trustees, officers, agents and shareholders of the Trust are or may be interested in the Adviser (or any successor thereof) as Trustees, officers, agents, shareholders or otherwise; Trustees, officers, agents and shareholders of the Adviser are or may be interested in the Trust as Trustees, officers, shareholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a shareholder or otherwise; and that the effect of any such interrelationships shall be governed by said Declaration of Trust, Certificate of Incorporation and the provisions of the 1940 Act.

10. DURATION AND TERMINATION. This Agreement, unless sooner terminated as provided herein, shall continue in effect until the earlier of April 30, 2005 or the date of the first annual or special meeting of the shareholders of the Trust and, if approved by a majority of the outstanding voting securities of each Portfolio of the Trust, thereafter shall continue for periods of one year so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and
(b) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of each Portfolio of the Trust; provided however, that if the holders of any Portfolio fail to approve the Agreement as provided herein, the Adviser


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may continue to serve in such capacity in the manner and to the extent permitted by the 1940 Act and Rules thereunder. This Agreement may be terminated by any Portfolio of the Trust at any time, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the fund or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days' written notice to the Trust. This agreement will automatically and immediately terminate in the event of its assignment. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party and shall be deemed given when received by the addressee.

     As used in this Section 9, the terms "assignment," "interested persons," and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act and the Rules thereunder.

11. AMENDMENT OF AGREEMENT. This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (a) by vote of a majority of those members of the Board of Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting securities of each Portfolio of the Trust.

12. USE OF NAME. The Trust agrees that if this Agreement is terminated and the Adviser shall no longer be the adviser to the Trust, the Trust will, within a reasonable period of time, change its name to delete reference to "Morgan Stanley."

13. SEVERABILITY. If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

14. APPLICABLE LAW. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

15. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.









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         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first written above.



        MORGAN STANLEY INVESTMENT                 MORGAN STANLEY
        MANAGEMENT INC.                           INSTITUTIONAL LIQUIDITY
                                                  FUNDS
        By:  /s/______________________            By:  /s/___________________
              Name:                                     Name:
              Title:                                    Title:





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